UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California		94111
(Address of principal executive offices)		(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 26, 2012, we and our operating partnership, Digital Realty Trust, L.P., entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named therein, or collectively, the Underwriters, in connection with the offer and sale by us of 10,000,000 shares of our common stock, par value $0.01 per share, or our Common Stock, and the grant of an option to purchase up to an additional 1,500,000 shares of our Common Stock to the Underwriters, which the Underwriters exercised in full. We completed the sale of 11,500,000 shares to the Underwriters on July 2, 2012. The net proceeds from this offering were approximately $796.8 million after deducting underwriting discounts and commissions and estimated offering expenses. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to our shelf registration statement on Form S-3 (File Nos. 333-180886 and 333-180886-01). A copy of the underwriting agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. In connection with the filing of the prospectus supplement, we are filing as Exhibit 5.1 to this Current Report on Form 8-K an opinion of Venable LLP, regarding the validity of the Common Stock.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated June 26, 2012, among Digital Realty Trust, Inc., Digital Realty Trust, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
Senior Vice President, General Counsel and Assistant Secretary

Date: July 2, 2012

EXHIBITS

Exhibit Number	Description
1.1	Underwriting Agreement, dated June 26, 2012, among Digital Realty Trust, Inc., Digital Realty Trust, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP.

23.1	Consent of Venable LLP (included in Exhibit 5.1).